Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-270708) on Form S-3 and (Nos. 333-125899, 333-172703, 333-206066, 333-233039, and 333-260918) on Form S-8 of our reports dated February 26, 2024, with respect to the consolidated financial statements of BJ's Restaurants, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Los Angeles, California

February 27, 2024